UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 21, 2017 (August 16, 2017)

EXTRACTION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37907	46-1473923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 5300 Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (720) 557-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01 Entry into a Material Definitive Agreement.
Amendment to Credit Agreement
On August 16, 2017, Extraction Oil & Gas, Inc. (the “Company”) entered into an amendment and restatement of that certain credit agreement dated as of September 4, 2014, among itself, Wells Fargo Bank, National Association, as administrative agent and issuing lender, and the lenders named therein (as so amended and restated, the “Credit Agreement”). The Credit Agreement provides for a $1,500,000,000 credit facility (the “Credit Facility), subject to an initial borrowing base of $375,000,000, and a $50,000,000 letter of credit sublimit. The borrowing base will be re-determined on a semi-annual basis each November 1 and May 1. Any capitalized term used and not defined herein shall have the meaning assigned to such term in the Credit Agreement.
The Credit Facility matures on the earlier of (a) August 16, 2022, (b) January 15, 2021 if (and only if) the Company’s 7.875% senior notes due 2021 have not been refinanced or repaid in full on or prior to January 15, 2021, (c) April 15, 2021, if (and only if) (i) the convertible preferred equity interests issued by the Company to investment funds affiliated with Och-Ziff Capital Management Group LLC and certain other institutional investors (the “OZ Preferred Equity”) has not been converted into common equity or redeemed prior to April 15, 2021, and (ii) prior to April 15, 2021, the maturity date of the OZ Preferred Equity has not been extended to a date that is no earlier than six months after August 16, 2022 or (d) the earlier termination in whole of the commitments.
Interest on the Credit Facility is payable at one of the following two variable rates as selected by the Company: a base rate based on the Prime Rate or the Eurodollar rate, based on LIBOR. Either rate is adjusted upward by an Applicable Margin (which ranges from a 2-3% margin for LIBOR or a 1-2% margin for the base rate) based on the utilization percentage of the facility.
Under the Credit Agreement, the Company is obligated to comply with certain financial covenants requiring it to maintain a Current Ratio of not less than 1.0 to 1.0, and a Net Leverage Ratio of not more than 4.0 to 1.0. In addition, the Credit Agreement contains representations, warranties, covenants, conditions and defaults customary for transactions of this type, including but not limited to: (i) limitations on liens and incurrence of debt; (ii) limitations on dividends, distributions, redemptions and restricted payments; (iii) limitations on investments, loans and advances; (iv) limitations on the sale of property, mergers, consolidations and other similar transactions; and (v) restrictions on the holding of cash balances in excess of certain thresholds while carrying a balance on the Credit Facility.
Any borrowings under the Credit Facility are collateralized by substantially all of the assets of the Company and its Restricted Subsidiaries, including oil and gas properties, personal property, and the equity interests of the Restricted Subsidiaries of the Company. The Company has entered into oil and natural gas hedging transactions with several counterparties that are also lenders under the Credit Facility. The Company’s obligations under these hedging contracts are secured by the collateral securing the Credit Facility.
If an event of default exists under the Credit Agreement, the lenders will be able to accelerate the maturity of the Credit Facility and exercise other rights and remedies. An event of default includes, among other things: nonpayment of principle when due; nonpayment of interest, fees or other amounts; material inaccuracy of representations and warranties; violation of covenants; cross-default to material indebtedness; bankruptcy events; material judgments; and a change in control over the Company.
The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.
Item 2.03 Creation of a Direct Financial Obligation
The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 9.01 Exhibits
(d) Exhibits.

Exhibit Number	Description
10.1
Amended and Restated Credit Agreement, dated as of August 16, 2017, by and between Extraction Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent and issuing lender, and the lenders party thereto

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRACTION OIL & GAS, INC.

	By:	/S/ RUSSELL T. KELLEY, JR.
Russell T. Kelley, Jr.
Chief Financial Officer
Dated: August 21, 2017

EXHIBIT INDEX

Exhibit Number	Description
10.1
Amended and Restated Credit Agreement, dated as of August 16, 2017, by and between Extraction Oil & Gas, Inc., as borrower, Wells Fargo Bank, National Association, as administrative agent and issuing lender, and the lenders party thereto